 Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

EXECUTIVE EMPLOYMENT AGREEMENT, effective November 1, 2012, by and between Procyon Corporation, a Colorado corporation (“Procyon”) and Regina W. Anderson (the “Executive”).

WHEREAS, Procyon has, prior to the date of this Agreement, employed the Executive as its Chief Executive Officer and Chairman of the Board of Directors; and

WHEREAS, Procyon desires to continue to employ the Executive on a full-time basis, and the Executive desires to be so employed by Procyon, pursuant to the terms of this Executive Employment Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

ARTICLE I

EMPLOYMENT DUTIES AND BENEFITS

Section 1.1 Employment. Procyon hereby employs the Executive in the position described on Schedule 1 hereto as an executive officer of Procyon, pursuant to the terms of this Executive Employment Agreement. The Executive accepts such employment and agrees to perform the duties and responsibilities assigned to her pursuant to this Agreement.

Section 1.2 Duties and Responsibilities. The Executive shall hold the positions with Procyon which are specified on Schedule 1, which is attached hereto and incorporated herein by reference. The Executive is employed pursuant to the terms of this Agreement and agrees to devote full-time to the business of Procyon. The Executive shall perform the duties set forth on Schedule 1 while employed as an executive officer, and such further duties as may be determined and assigned to her from time-to-time by the Board of Directors of Procyon.

Section 1.3 Working Facilities. The Executive shall be furnished with facilities and services suitable to the position and adequate for the performance of the Executive’s duties under this Agreement. The Executive’s duties shall be rendered at Procyon’s offices, or at such other place or places as the Executive may designate with Procyon’s approval, which shall not be unreasonably withheld.

Section 1.4 Vacations. The Executive shall be entitled each year to a reasonable vacation of not less than four weeks in accordance with the established practices of Procyon now or hereafter in effect for executive personnel, during which time the Executive’s compensation shall be paid in full. Should Procyon from time-to-time require the Executive to perform job duties during vacation periods, the Executive shall be entitled to compensatory vacation time at a mutually agreeable time.

Section 1.5 Expenses. The Executive is authorized to incur reasonable expenses for promoting the domestic and international business of Procyon in all respects, including expenses for entertainment, travel and similar items. Procyon will reimburse the Executive for all such expenses that are reasonably related to Procyon’s business and primarily for Procyon’s benefit, upon the presentation by the Executive, from time-to-time, of an itemized account of such expenditures. Such expenses shall be reviewed and approved by Procyon’s Chief Financial Officer.

Section 1.6 Benefit Plans. From the effective date of this Agreement, the Executive shall be entitled to participate in all existing benefit plans provided to Procyon’s executive employees, including,to the extent now or hereafter in effect, medical, health, dental, vision, disability, life insurance and death benefit plans, in accordance with the terms of such plans.

ARTICLE II COMPENSATION

Section 2.1 Base Salary. Procyon shall pay to the Executive a base salary of not less than the amount specified on Schedule 1, subject to annual review and raises in such base salary. The base salary may be changed by action of Procyon’s Board of Directors, and such changes shall thereafter be included in the Executive’s base salary as defined for purposes of this Agreement and Procyon’s bonus plan.

Section 2.2 Bonus and Bonus Plan Participation. The Executive shall be entitled to receive certain short term incentive bonuses, as described, and pursuant to the conditions set forth, in Schedule 1. The Executive shall also be entitled to receive bonuses in accordance with the provisions of the Procyon-wide bonus plan as in effect from time to time.

ARTICLE III

TERM OF EMPLOYMENT AND TERMINATION

Section 3.1 Term and Nature of Employment. This Agreement shall be for a term of one year, commencing on its effective date, subject, however, to termination during such period as provided in this Article and approval of the shareholders of Procyon in its annual meeting of shareholders. Nothing contained in this Agreement shall be construed to constitute a promise of employment to the Executive for a fixed term. Executive’s employment under this Agreement is strictly “at will,” and may be terminated by the Executive or Procyon, upon thirty days written notice, for any reason or no reason, with or without cause.

Section 3.2 Renewal of Term. Executive’s employment shall be extended for one additional year at the end of each year of the term, or extended term, of this Agreement on the same terms and conditions as contained in this Agreement, unless either Procyon or the Executive shall, prior to the expiration of the initial term or of any renewal term, give written notice of the intention not to renew this Agreement.

Section 3.5 Termination. In the event of termination of this Agreement by the Executive or Procyon for any reason, including termination by death or disability of the Executive, Procyon shall be obligated to compensate the Executive for any accrued vacation time not taken and any earned but unpaid base salary and any earned but unpaid bonuses up to the date of termination.

Section 3.6 Options. Any options granted to the Executive to purchase stock of Procyon shall become fully vested on the date of the involuntary termination of this Agreement. This provision shall serve as a contractual modification of any option grants or agreements between the Executive and Procyon, whether such grants or agreements shall pre-date or postdate this Agreement, and is hereby incorporated by reference into each such option grant or agreement.

ARTICLE IV

GENERAL MATTERS

Section 4.1 Governing Law. This Agreement shall be governed by the laws of the State of Florida and shall be construed in accordance therewith.

Section 4.2 No Waiver. No provision of this Agreement may be waived except by an agreement in writing signed by the waiving party. A waiver of any term or provision shall not be construed as a waiver of any other term or provision.

Section 4.3 Amendment. This Agreement may be amended, altered or revoked at any time, in whole or in part, by filing with this Agreement a written instrument setting forth such changes, signed by each of the parties.

Section 4.4 Benefit. This Agreement shall be binding upon the Executive and Procyon, and shall not be assignable by Procyon without the Executive’s written consent.

Section 4.5 Construction. Throughout this Agreement the singular shall include the plural, and the plural shall include the singular, and the masculine and neuter shall include the feminine, wherever the context so requires.

Section 4.6 Text to Control. The headings of articles and sections are included solely for convenience of reference. If any conflict between any heading and the text of this Agreement exists, the text shall control.

Section 4.7 Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions. On the contrary, such remaining provisions shall be fully severable, and this Agreement shall be construed and enforced as if such invalid provisions had not been included in the Agreement.

Section 4.8 Authority. The officer executing this Agreement on behalf of Procyon has been empowered and directed to do so by the Board of Directors of Procyon.

Section 4.9 Effective Date. The effective date of this Agreement shall be November 1, 2012.

PROCYON CORPORATION	EXECUTIVE:

By:	By:
James B. Anderson, Chief Financial Officer	Regina W. Anderson

By:
Fred W. Suggs, Jr.
Director, Member of the Procyon
Corporation Compensation
Committee

By:
Chester L. Wallack,
Director, Member of the Procyon
Corporation Compensation
Committee

PROCYON CORPORATION

EXECUTIVE EMPLOYMENT AGREEMENT

Salary and Benefit Statement

Date: November 1, 2012

Executive:	Regina W. Anderson

Position:	Procyon Corporation: Chief Executive Officer/Chairman of the Board

Reporting to:	Procyon Board of Directors

Annual Base Salary:	$158,000, annually

Benefits:	As outlined in this Executive Employment Agreement and the current Procyon Corporation Employee Handbook.

Term:	As described in Section 3.1 of the Executive Employment Agreement. The terms of the Short Term Growth Incentive Bonus described below shall be reviewed annually, and any amendment thereto be made with the mutual agreement of the Board of Directors and The Executive.

Duties and
Responsibilities:	Provide oversight of Procyon operations; preside over Procyon Board meetings as Chairman of the Board; provide oversight of Amerx Health Care Corporation (the wholly-owned subsidiary of Procyon) executive officers; build company team and corporate culture through HR responsibilities; oversee corporate financial reporting; maintain shareholder communications; communicate corporate news and events; direct, implement and manage compliance with SEC rules and regulations; develop and coordinate marketing efforts for Amerx Health Care; and such other matters as determined from time to time by the Board.

Short Term
Growth Incentive
Bonus:	Executive will be entitled to an annual short-term incentive bonus, payable as set forth below, based on accomplishing the following benchmarks, which shall be based upon Procyon’s net income before NOL provided fiscal 2013 consolidated company net sales exceed $3,000,000.

Bonus:

•	3% Incentive: Executive to be paid 3% of Procyon’s net income before NOL for the fiscal year provided net sales exceed $3,000,000.

•	The Short Term Incentive Bonus will be paid by Procyon to the Executive in September of the applicable year, after the close of the fiscal year end.

APPROVED:

PROCYON CORPORATION	EXECUTIVE:

By:	/s/
James B. Anderson, Chief Financial Officer	Regina W. Anderson

By:
Fred W. Suggs
Director, Member of the Procyon
Corporation Compensation
Committee

By:
Chester L. Wallack,
Director, Member of the Procyon
Corporation Compensation
Committee

Effective Date: November 1, 2012